Exhibit 10.2

SCIENTIFIC ADVISORY AND CONSULTING AGREEMENT

This Scientific Advisory and Consulting Agreement (“Agreement”), effective as of September 14, 2006, is between Curis, Inc., having a place of business at 61 Moulton Street, Cambridge, MA 02138 (“Curis”), and Joseph M. Davie, Ph.D., M.D. (“Scientific Advisor”).

WHEREAS, Curis desires to have the benefit of Scientific Advisor’s knowledge and experience, and Scientific Advisor desires to provide consulting services to Curis as provided in this Agreement;

NOW, THEREFORE, in consideration of the promises set forth in this Agreement, Curis and Scientific Advisor hereby agree as follows:

1. Term. The term of this Agreement shall be for a period of five (5) years from the effective date or until earlier terminated by either party. Either party may terminate this Agreement by providing thirty (30) days prior written notice to the other party. The term may be renewed for successive one (1) year periods upon mutual agreement of the parties. For purposes hereof, “Contract Year” means any 12-month period during the term of this Agreement beginning on the Effective date or anniversary thereof; and “Contract Quarter” means any three-month period during the term of this Agreement or multiple of three months thereafter.

2. Consulting Duties.

(a)	The Scientific Advisor agrees to serve under the terms of this Agreement as a scientific advisor to Curis as chairman of its Scientific Advisory Board (“SAB”). The Scientific Advisor will also perform consulting and advisory services in the Field (as defined in Exhibit A) as may be requested from time to time by Curis. The SAB and other consulting services contemplated by this Section are intended to be included whenever this Agreement refers to “consulting” or “consulting services” or the Scientific Advisor’s role as a “Scientific Advisor.”

(b)	All work to be performed by Scientific Advisor for Curis shall be under the general supervision of Curis’ Chief Executive Officer or Chief Scientific/Medical Officer.

(c)

The Scientific Advisor will, at Curis’ request, devote up to ten (10) full days or full day equivalents (a “full day equivalent” shall mean eight business hours) in each Contract Year during the term of this Agreement to attend meetings of the SAB and perform such other consulting and advisory services in the Field as may be requested from time to time by Curis in accordance with Section 2(a) above. The Scientific Advisor shall be engaged by Curis as a Scientific Advisor for the exchange of ideas only and shall not direct or conduct research for or on behalf of Curis. Such services shall be performed at Curis’ principal place of business or such other place as may be agreed upon by Curis and the Scientific Advisor.

The Scientific Advisor shall, subject to Section 3(a) below, disclose to Curis any developments that come to his attention that relate to the Field and are likely to be of interest to Curis, but only to the extent that each such development is not otherwise the subject of any obligation of confidentiality owed by the Scientific Advisor.

3. Certain Other Obligations

(a)	The Scientific Advisor shall not disclose to Curis any information that Scientific Advisor is obligated to keep secret pursuant to a confidentiality agreement with any other third party. Notwithstanding the above, the Scientific Advisor may disclose to Curis any information that the Scientific Advisor would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions.

(b)	The consulting work performed hereunder will not be conducted on time that is required to be devoted to the any other third party. The Scientific Advisor shall not use the funding, resources and/or facilities of any third party to perform consulting services hereunder and shall not perform such consulting services in any manner that would give any third party intellectual property rights or any other rights to the product of such services.

(c)	The Scientific Advisor has disclosed, and will disclose during the term of this Agreement, to the Chief Executive Officer of Curis any potential conflicts between this Agreement and other contracts binding to the Scientific Advisor.

4. Compensation. In consideration for the services rendered by Scientific Advisor to Curis during the term of this Agreement, Curis shall compensate Scientific Advisor as follows:

(a)	Curis shall pay Scientific Advisor compensation in the amount of Twenty-five Thousand Dollars ($25,000.00) per year during the term hereof, payable in equal quarterly installments of Sixty-two Hundred and Fifty Dollars ($6,250.00) within thirty (30) days after each Contract Quarter. Curis shall reimburse Scientific Advisor for reasonable out-of-pocket expenses incurred in the performance of his duties hereunder as requested by Curis upon presentation of reasonably detailed receipts. Scientific Advisor has agreed to waive cash compensation under this Agreement until his Consulting Agreement, dated June 19, 2006, for Interim CSO services has terminated or expired.

(b)

As additional consideration for services provided pursuant to Section 2, Curis will recommend that the Board of Directors issue a one time, non-statutory stock option for Scientific Advisor to purchase Thirty-five Thousand (35,000) shares of Curis Common Stock at an exercise price equal to the fair market value on the date of grant of which 6.25% shall vest (approximately 2,187 shares) at the end of each Contract Quarter, contingent on the Scientific Advisor’s continued services to Curis during such Contract Quarter. The terms and conditions of such issuance, sale and vesting shall be governed by a Stock Option Agreement which shall be executed and delivered by both parties prior to such issuance (the “Stock Option Agreement”). The stock, stock options, rights or other equity or equity-based securities (collectively, “Securities”) set forth herein, when added to all other Securities issued or issuable by Curis to the Scientific Advisor (either directly or indirectly), constitute not more than 5% of Curis’ presently issued and outstanding common stock, as diluted by assuming full exercise of any options and other rights held by the Scientific Advisor. Indirect holding for this purpose include without limitation any Securities issued or issuable by Curis to members of the Scientific Advisor’s immediate family.

5. Status/Non-Compete.

(a)	Scientific Advisor’s relation to Curis shall be that of an independent contractor and neither this Agreement nor the services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. Scientific Advisor shall not be deemed an agent for any purpose and shall have no authority to bind Curis (e.g. acting as a company representative or spokesperson, or signing company correspondence).

(b)	Except for services to organizations listed on Exhibit B in the area set forth in Exhibit B, during the term of this Agreement, and for one (1) year thereafter, the Scientific Advisor shall not render consulting, advisory, employment or other services to any other for-profit organization in the Field without the prior written approval of Curis.

6. Inventions, Proprietary Rights and Disclosures.

(a)	Scientific Advisor agrees to disclose promptly to Curis all inventions, discoveries, designs, improvements and all other intellectual property rights (collectively referred to as “Inventions”) made or perfected in the performance of, or arising out of, the work to be performed by Scientific Advisor for Curis, and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by Curis), properly corroborated, to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of Curis at all times. All such Inventions and patents therefor shall be the exclusive property of Curis. Scientific Advisor hereby undertakes and agrees to execute such assignments and other papers which, in the opinion of Curis, are necessary at any time to permit the filing and prosecution of copyrights, applications for copyrights, applications for patents covering the Inventions or are otherwise required for compliance with the provisions of this paragraph.

(b)

Scientific Advisor agrees that the services furnished pursuant to the work to be performed hereunder, the data and Inventions generated by the said work and any and all information, data, specifications, techniques, formulae and processes disclosed by Curis in connection therewith (collectively referred to as “Confidential Information”) are the property of Curis and are confidential and proprietary to Curis. Scientific Advisor agrees that he shall not use Confidential Information for any purpose other than as advised or directed by Curis regardless of whether such Confidential Information has been furnished or made available to Scientific Advisor by Curis or is original with Scientific Advisor. Without Curis’ express written consent first obtained, Scientific Advisor agrees that he shall not disclose or make available any Confidential Information to any third party regardless of whether such Confidential Information has been furnished or made available to Scientific Advisor by Curis or is original with Scientific Advisor. Scientific Advisor shall not discuss the nature of his activities in connection with Curis with anyone except authorized representatives of Curis. At Curis’ request, Scientific Advisor shall provide Curis with all Confidential Information furnished to Scientific Advisor by Curis or original with Scientific Advisor in connection with his services furnished hereunder which has been reduced to writing and retain no copies thereof. Scientific Advisor understands that in receiving Confidential Information, he receives no right to a license, implied or otherwise, under any patent or other rights now or hereafter owned or controlled by Curis.

(c)	The foregoing obligations of confidentiality and non-use shall not apply to:

(1) information which at the time of disclosure by Curis hereunder to Scientific Advisor or at the time of generation by Scientific Advisor is in the public domain;

(2) information which after disclosure by Curis to Scientific Advisor or generation by Scientific Advisor is published or otherwise becomes part of the public domain through no fault of Scientific Advisor, but only after it is so published or so becomes part of the public domain;

(3) information received by Scientific Advisor from a third party who is legally in possession of the same and not under an obligation of confidentiality with respect thereto; or

(4) information which was already in Scientific Advisor’s possession at the time of receipt from Curis, as evidenced by written records;

however, Confidential Information shall not be deemed within the foregoing exceptions if:

(i)	specific information is merely embraced by more general information in the public domain or Scientific Advisor’s possession, or

(ii)	it constitutes a combination which can be reconstructed from multiple sources in the public domain or Scientific Advisor’s possession, none of which shows the whole combination of the Confidential Information.

(d)

Scientific Advisor warrants and represents that no trade secrets or other confidential information of any other person, firm, corporation, institution or other entity will be wrongfully disclosed by him to Curis in connection with any of the services called for hereunder. Scientific Advisor further warrants and represents that none of the provisions of this Agreement, nor the services which will be performed by Scientific Advisor pursuant to the work to be performed hereunder, contravenes or is in conflict with any agreement of Scientific Advisor with, or obligation to, any other person, firm, corporation, institution or other entity including, without limiting the generality of the foregoing, employment agreements, consulting agreements, disclosure agreements or agreements for assignment of inventions. Scientific Advisor agrees that his services to other enterprises may result in a conflict of interest with his obligations to Curis under this Agreement, and agrees to inform Curis of his services to other enterprises and, in the case of conflict of interest, to immediately inform Curis and resolve the conflict in a mutually satisfactory manner.

7. Survival of Provisions. The provisions of paragraphs 5 and 6 hereof shall survive the termination or expiration of this Agreement.

8. Assignability and Binding Effect. Neither this Agreement nor any interest shall be assignable by either party unless such assignment is mutually agreed to in writing by the parties hereto; provided, however, that Curis may assign this Agreement to any corporation with which Curis may merge or consolidate or to which Curis may assign substantially all of its assets or that portion of its business to which this Agreement pertains without obtaining the agreement of Scientific Advisor.

9. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

10. Notices. Any notices or other communications hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or sent by registered or certified mail, return receipt requested, to the other party at the following addresses:

If to Curis:	Curis, Inc.
61 Moulton Street
Cambridge, MA 02138
Attention: Legal Department

If to Scientific Advisor:	Dr. Joseph M. Davie
[address]
[address]
Cell: [ ]
Email: [ ]

or at such other address as such other party may designate in conformity with the foregoing.

11. Entire Agreement; Modification. This document sets forth the entire Agreement between the parties hereto with respect to the subject matter hereof. This Agreement shall not be changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the parties hereto, which document shall make specific reference to this Agreement and shall express the plan or intention to modify same.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed under seal by both parties and deemed to be governed by the laws of the Commonwealth of Massachusetts, exclusive of its conflicts of law principles.

CURIS, INC.		SCIENTIFIC ADVISOR:

By:	/s/ Michael P. Gray	By:	/s/ Joseph M. Davie
Name:	Michael P. Gray	Name:	Joseph M. Davie
Title:	Chief Financial Officer	SS#:	[ ]

Date:	September 14, 2006	Date:	August 30, 2006

Exhibit A

Field: Curis’ proprietary drug discovery and development programs, including but not limited to the areas of developmental biology, oncology, neurobiology and other therapeutic and diagnostic applications.

Exhibit B

List of entities: